CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123487) of Prestige Brands Holdings, Inc. of our report dated June 11, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Condensed Consolidating Financial Information described in Note 20, as to which the date is August 2, 2010, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated August 5, 2010.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
August 5, 2010